EXHIBIT 99

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Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON Semiconductor Elects Tech-Finance Veteran to Board of Directors

Addition of Emmanuel Hernandez increases board independence

PHOENIX, Ariz. – Nov. 21, 2002 – ON Semiconductor (Nasdaq: ONNN) today announced that it has elected Emmanuel T. Hernandez as an independent member of its board of directors.

         Hernandez has more than 26 years of experience in the area of semiconductor finance and currently is the senior vice president of finance and the Chief Financial Officer (CFO) for Cypress Semiconductor (NYSE: CY), a leader in high-performance integrated circuits for network infrastructure and access equipment.

         Hernandez joined Cypress Semiconductor in 1993 as a corporate controller and advanced to the role of CFO in 1994. Prior to his experience at Cypress Semiconductor, Hernandez spent 17 years at National Semiconductor, where he served in positions of increasing responsibility and authority in the company’s finance organization.

         Hernandez is a board member of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets. He also serves on the board of directors of SunPower Corp., a premier manufacturer of ultra high-efficiency silicon solar cells, and Silicon Light Machines, a subsidiary company of Cypress Semiconductor specializing in advanced applications from fiber-optic communications to high-performance print systems and high-resolution digital display equipment.

         “Manny Hernandez will play a critical role as a member of this company’s board of directors and as the board’s audit-committee chairman,” said Dan McCranie, ON Semiconductor chairman of the board. “The combination of his significant experience in finance, accounting and the semiconductor industry, as well as his considerable personal strengths, clearly provide the board with a new level of insight as we work to guide ON Semiconductor to future success.”

         Hernandez received his CPA license from the Philippine Institute of Certified Public Accountants, and earned his MBA in finance from Golden Gate University.

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About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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